                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                  JUNE 29, 2001

                                      AMONG

                          ATLANTIC DATA SERVICES, INC.

              COOL SPRINGS ASSOCIATES, INC. D/B/A EARNINGSINSIGHTS

                                       AND

              THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS...............................................................................     5

   Section 1.01.  Definitions........................................................................     5

ARTICLE II  PURCHASE AND SALE........................................................................    11

   2.01.  Purchase and Sale..........................................................................    11
   2.02.  Excluded Assets............................................................................    12
   2.03.  Assumption of Liabilities..................................................................    13
   2.04.  Excluded Liabilities.......................................................................    13
   2.05.  Assignment of Contracts and Rights.........................................................    15
   2.06.  Purchase Price; Allocation of Purchase Price...............................................    16
   2.07.  Closing....................................................................................    16
   2.08.  Use of Proceeds............................................................................    19
   2.09.  Purchase Price Adjustment..................................................................    19

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER................................................    20

   3.01.  Corporate Existence and Power..............................................................    20
   3.02.  Authorization..............................................................................    21
   3.03.  Governmental Authorization.................................................................    21
   3.04.  Non-Contravention..........................................................................    21
   3.05.  Required and Other Consents................................................................    21
   3.06.  Financial Statements; Accounts Payable; Accounts Receivable................................    22
   3.07.  Absence of Certain Changes.................................................................    22
   3.08.  Properties.................................................................................    23
   3.09.  Sufficiency of Purchased Assets............................................................    25
   3.10.  Title to Purchased Assets..................................................................    25
   3.11.  Insurance Coverage.........................................................................    25
   3.12.  Litigation.................................................................................    26
   3.13.  Material Contracts.........................................................................    26
   3.14.  Licenses and Permits.......................................................................    27
   3.15.  Compliance with Laws.......................................................................    27
   3.16.  Proprietary Rights.........................................................................    28
   3.17.  Software...................................................................................    29
   3.18.  Employees..................................................................................    30
   3.19.  Finders' Fees..............................................................................    30
   3.20.  Products...................................................................................    30
   3.21.  Environmental Compliance...................................................................    30
   3.22.  No Undisclosed Material Liabilities........................................................    32
   3.23.  Inventories................................................................................    32
   3.24.  Customers, Vendors and Suppliers...........................................................    32
   3.25.  Transactions with Affiliates and Founders..................................................    32
   3.26.  Equal Employment Opportunity and Immigration...............................................    32
   3.27.  Other Information..........................................................................    34


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
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER..................................................    34

   4.01.  Organization and Existence.................................................................    34
   4.02.  Corporate Authorization....................................................................    34
   4.03.  Governmental Authorization.................................................................    34
   4.04.  Non-Contravention..........................................................................    34
   4.05.  Finders' Fees..............................................................................    34

ARTICLE V  COVENANTS OF SELLER.......................................................................    35

   5.01.  Access to Information......................................................................    35
   5.02.  Notices of Certain Events..................................................................    35
   5.03.  Confidentiality............................................................................    35
   5.04.  Trademarks; Tradenames.....................................................................    36
   5.05.  NonCompetition.............................................................................    36
   5.06.  Consents...................................................................................    37
   5.07.  Lease......................................................................................    37
   5.08.  Marketing Agreement........................................................................    37
   5.09.  Name Change................................................................................    37

ARTICLE VI  COVENANTS OF BUYER.......................................................................    38

   6.01.  Confidentiality............................................................................    38

ARTICLE VII  COVENANTS OF BOTH PARTIES...............................................................    38

   7.01.  Best Efforts; Further Assurances...........................................................    38
   7.02.  Certain Filings............................................................................    39
   7.03.  Public Announcements.......................................................................    39

ARTICLE VIII  TAX MATTERS............................................................................    39

   8.01.  Tax Definitions............................................................................    39
   8.02.  Tax Matters................................................................................    40
   8.03.  Tax Cooperation; Allocation of Taxes.......................................................    41

ARTICLE IX  EMPLOYEE BENEFITS........................................................................    42

   9.01.  Employee Benefits Definitions..............................................................    42
   9.02.  ERISA Representations......................................................................    43
   9.03.  Employees and Offers of Employment.........................................................    44
   9.04.  Seller's Employee Benefit Plans............................................................    44
   9.05.  Reserved...................................................................................    45
   9.06.  No Third Party Beneficiaries...............................................................    45

ARTICLE X  CONDITIONS TO CLOSING.....................................................................    46

   10.01.  Conditions to the Obligations of Each Party...............................................    46
   10.02.  Conditions to Obligation of Buyer.........................................................    46
   10.03.  Conditions to Obligations of Seller.......................................................    48

ARTICLE XI  SURVIVAL; INDEMNIFICATION................................................................    48

   11.01.  Survival..................................................................................    48
   11.02.  Indemnification...........................................................................    48
   11.03.  Claims....................................................................................    49
   11.04.  Notices...................................................................................    50
   11.05.  Resolution of Notice of Claim.............................................................    50

ARTICLES XII  TERMINATION............................................................................    51

   12.01.  Grounds for Termination...................................................................    51
   12.02.  Effect of Termination.....................................................................    52

ARTICLE XIII  MISCELLANEOUS..........................................................................    53

   13.01.  Notices...................................................................................    53
   13.02.  Amendments; No Waivers....................................................................    54
   13.03.  Expenses..................................................................................    54
   13.04.  Successors and Assigns....................................................................    54
   13.05.  Governing Law.............................................................................    54
   13.06.  Counterparts; Effectiveness...............................................................    54
   13.07.  Entire Agreement..........................................................................    54
   13.08.  Bulk Sales Laws...........................................................................    55
   13.09.  Captions..................................................................................    55


EXHIBITS

Exhibit A            Form of Non-Solicit, Non-Disclosure and Developments
                       Agreement

Exhibit B            Form of Assignment and Assumption Agreement

Exhibit C            Form of Bill of Sale

Exhibit D            Form of Trademark Assignment


SCHEDULES

Schedule 2.01(i)     Software

Schedule 2.01(iv)    Assumed Contracts

Schedule 2.02(iii)   Excluded Contracts

Schedule 2.02(iv)    Excluded Cash

Schedule 2.03        Assumed Liabilities

Schedule 2.07(a)     Creditors of Seller

Schedule 2.08        Use of Proceeds

Schedule 3.05(a)     Required Consent

Schedule 3.05(b)     Other Consents

Schedule 3.06(a)     Financial Statements

Schedule 3.06(b)     Closing Date Accounts Receivable

Schedule 3.06(c)     Liabilities

Schedule 3.07        Absence of Certain Changes

Schedule 3.08(a)     Real Property

Schedule 3.08(b)     Personal Property

Schedule 3.08(c)(i)  Real Estate Liens

Schedule 3.08(d)     Liens

Schedule 3.13        Material Contracts

Schedule 3.14        Licenses and Permits

Schedule 3.16(a)     Proprietary Rights

Schedule 3.16(e)     Seller Domain Names

Schedule 3.17(d)     Employee Non-Solicit Agreements

Schedule 3.18        Employees

Schedule 3.20        Warranties and Service Policies

Schedule 3.21        Environmental Compliance

Schedule 3.23        Inventories

Schedule 3.24        Customers, Vendors and Suppliers

Schedule 3.25        Transactions with Affiliates

Schedule 3.27        Absence of Certain Changes

Schedule 9.02        ERISA Representations

                            ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of June 29, 2001 by and among Atlantic Data Services, Inc., a Massachusetts corporation ("Buyer"), Cool Springs Associates, Inc., a Delaware corporation d/b/a EarningsInsights ("Seller"), and the stockholders of Seller listed on the signature pages hereto (the
"Stockholders").

                              W I T N E S S E T H :

         WHEREAS, Seller conducts a business that, among other things provides profitability analysis and solutions to financial institutions via an application service provider delivery mechanism (the "Business");

         WHEREAS, Buyer desires to purchase substantially all of the assets of Seller and assume certain specified liabilities of Seller, and Seller desires to sell substantially all of its assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS.

         (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

         "Ancillary Agreements" means the Bill of Sale, Trademark Assignment, and the Assignment and Assumption Agreement.

         "Balance Sheet" means the unaudited balance sheet of the Seller as of March 31, 2001 found in Schedule 3.06(a).

         "Balance Sheet Date" means March 31, 2001.

         "Closing Date" means the date of the Closing.

         "Computer Programs" means (i) any and all computer programs (including, without limitation, sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and (ii) all associated data and compilations of data, regardless of their form or embodiment, including without limitation, all computer software, data and documentation relating to the IP Websites. The term "Computer Programs" shall include, without limitation, all versions of any and all such computer programs, all screen displays and designs thereof, all component modules of source code, object code and natural language code therefor, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

         "Existing Lease" means the lease for the Real Property located at 1749 Mallory Lane, Suite 100, Brentwood, TN 37027 by and between the Seller and Cool Springs Executive Center, which is in existence as of the date of this Agreement.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "IP Websites" means the Seller Domain Names listed in Schedule 3.16(e) hereto and all World Wide Web Sites and World Wide Web pages associated with such Domain Names.

         "Key Employees" means Frank Fletcher and Steve Reiter.

         "Liability" or "Liabilities" means any liabilities or obligations of any nature (whether fixed, contingent, potential or otherwise, and whether due or to become due, known or unknown, accrued or unaccrued), and whether presently existing, or arising or asserted after the Closing.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, claim, charge, security interest, restrictions, right of first refusal, option to purchase, lease, easement, covenants or encumbrance of any kind in respect of such asset.

         "Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Business taken as a whole.

         "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Business taken as a whole.

         "Non-Solicit Agreements" means the nonsolicitation, nondisclosure and assignment of inventions agreements to be entered into on the Closing Date by and between Buyer and each of the Key Employees in substantially the form attached as Exhibit A hereto.

         "Nonsolicitation Fee Amount" means $75,000.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "New Lease" means the lease for the Real Property located at 1749 Mallory Lane, Suite 100, Brentwood, TN 37027 to be entered into on or before the Closing Date by and between Buyer and Cool Springs Executive Center in a form satisfactory in all respects to the Buyer.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Proprietary Rights" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(B) trademarks, service marks, trade dress, logos, tradenames, service names, corporate symbols, uniform resource locators ("URLs"), Seller Domain Names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) Computer Programs, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, including addresses, principal contacts and related information, (G) all other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

         "Seller's Proprietary Rights" means all Proprietary Rights that are owned by Seller or an Affiliate, or that are used in the operation of the Business or necessary for the operation of the Business; provided, that "Seller's Proprietary Rights" and "Proprietary Rights" shall not include any Proprietary Rights of First Manhattan Consulting Group ("FMCG") or the FMCG Profitability Methodologies (as defined in the Marketing Agreement) used in the operation of the Business (the "FMCG Proprietary Rights").

         "Software" means all elements of the Computer Programs identified on
Schedule 2.01(i) and all such Computer Programs in their entirety.

         "Tradenames" means all trade names, service marks and service names used in the Business, including without limitation the name "EarningsInsights" and any names confusingly similar to such trademarks, trade names, service marks and service names in any of their forms or spellings but excluding the FMCG Proprietary Rights.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

         TERM                                                                  SECTION
         ----                                                                  -------
         AAA ..................................................                11.05(ii)
         Additional Payment Amount ............................                  2.09(a)
         Affiliate ............................................                  1.01(a)
         Allocation Statement .................................                  2.06(b)
         Ancillary Agreements .................................                  1.01(a)
         Apportioned Obligations ..............................                  8.03(b)
         Arbitration Notice ...................................                11.05(ii)
         Assumed Contracts ....................................                 2.01(iv)
         Assumed Liabilities ..................................                     2.03
         Balance Sheet ........................................                  1.01(a)
         Balance Sheet Date ...................................                  1.01(a)
         Benefit Arrangement ..................................                     9.01
         Bill of Sale .........................................               2.07(b)(i)
         Business .............................................                 Preamble
         Buyer ................................................                 Preamble
         Cash .................................................                2.02(iii)
         Cash Payment .........................................               2.06(a)(i)
         CERCLA ...............................................                  3.20(a)
         Claim ................................................                    11.03
         Closing ..............................................                     2.07
         Closing Date .........................................                  1.01(a)
         Contested Claim ......................................                11.05(ii)
         Defined Benefit Plan .................................                     9.01
         Determination ........................................                11.05(ii)
         Disclosure Schedule ..................................               Article IV
         Direct Payment Amount ................................              2.07(a)(ii)
         Earnout Period .......................................                  2.09(a)
         Employee Plan ........................................                     9.01
         Environment ..........................................                  3.20(a)
         Environmental Laws ...................................                  3.20(a)
         Environmental Liabilities ............................                  3.20(a)
         Environmental Permits ................................                  3.20(a)
         ERISA ................................................                     9.01
         ERISA Affiliate ......................................                     9.01
         Excluded Assets ......................................                     2.02
         Excluded Contracts ...................................                 2.02(iv)
         Excluded Liabilities .................................                     2.04
         Existing Lease .......................................                  1.01(a)
         Financial Statements .................................                     3.06
         First Arbitrator .....................................                11.05(ii)
         FMCG .................................................                  2.07(i)
         GAAP .................................................                  1.01(a)
         Hazardous Substance ..................................                  3.20(a)
         Improvements and Systems .............................              3.08(c)(xi)

         Initiating Party .....................................                11.05(ii)
         IP Websites ..........................................                  1.01(a)
         Key Employees ........................................                  1.01(a)
         Liability/Liabilities ................................                  1.01(a)
         Lien .................................................                  1.01(a)
         Loss .................................................                    11.02
         Marketing Agreement ..................................                  2.07(i)
         Material Adverse Change ..............................                  1.01(a)
         Material Adverse Effect ..............................                  1.01(a)
         Multiemployer Plan ...................................                     9.01
         1933 Act .............................................                  3.27(b)
         1934 Act .............................................                  1.01(a)
         New Lease ............................................                  1.01(a)
         Non-Solicit Agreements ...............................                  1.01(a)
         Notice of Claim ......................................                    11.04
         NPCA .................................................                11.05(ii)
         Other Consent ........................................                  3.05(b)
         Other Party ..........................................                11.05(ii)
         Panel ................................................                11.05(ii)
         PBGC .................................................                     9.01
         Permits ..............................................                     3.14
         Permitted Liens ......................................             3.08(d)(iii)
         Person ...............................................                  1.01(a)
         Post-Closing Tax Period ..............................                     8.01
         Pre-Closing Tax Period ...............................                     8.01
         Proprietary Rights ...................................                  1.01(a)
         Purchased Assets .....................................                     2.01
         Purchase Price .......................................                  2.06(a)
         Real Property ........................................                  3.08(a)
         Release ..............................................                  3.20(a)
         Required Consent .....................................                  3.05(a)
         Second Arbitrator ....................................                11.05(ii)
         Selection Period .....................................                11.05(ii)
         Seller ...............................................                 Preamble
         Seller Domain Names ..................................                  3.16(d)
         Seller's Proprietary Rights ..........................                  1.01(a)
         Settlement Documentation .............................                11.05(ii)
         Software .............................................                  1.01(a)
         Software Contracts ...................................                  3.13(a)
         Stockholders .........................................                 Preamble
         Stockholders' Agreement ..............................                  2.07(k)
         Stockholder Representative ...........................                    11.03
         Tax ..................................................                     8.01
         Tax Return ...........................................                     8.01
         Technical Documentation ..............................                  2.01(i)
         Third Arbitrator .....................................                11.05(ii)

         Tradenames ...........................................                  1.01(a)
         Trademark Assignment .................................             2.07(b)(iii)
         URLs .................................................                  1.01(a)
         Warrant ..............................................                  2.06(a)
         Warrant Shares .......................................                  2.06(a)

                                   ARTICLE II

                                PURCHASE AND SALE

         2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, good and marketable title, free and clear of all Liens other than Permitted Liens, to all of the assets, contract rights, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Seller, or owned, held or used by any Affiliate of Seller in the conduct of the Business, as the same shall exist on the Closing Date, including all assets shown on the Closing Balance Sheet, and all assets of the Business thereafter acquired by Seller (the "Purchased Assets"), and including, without limiting the generality of the foregoing, all right, title and interest of Seller and any of its Affiliates in, to and under such of the foregoing as are more specifically described below:

                  (i) All tangible and intangible property constituting the
              Software listed on Schedule 2.01(i), including without limitation
              (A) the media, devices and documentation that constitute all full and partial copies of the Software, (B) all technical and descriptive materials included in, or relating to the acquisition, design, development, use, or maintenance of, the Software, including object code, source code and any associated procedural code (the "Technical Documentation"), (C) all other documentation and items relating to the Software and (D) all copyright interests owned or claimed by Seller pertaining to the Software, together with all copyright interests accruing by reason of international copyright conventions;

                  (ii) all personal property and interests therein, including equipment, machines, office equipment, communications equipment, furniture, tools, supplies and devices and other tangible property of the Seller and all related warranties, including without limitation the items listed on Schedule 3.08(b);

                  (iii) all inventory of Seller (if any), including raw
              materials, work-in-process, finished goods, supplies and other inventories, wherever situated, a listing of which as of a recent date is set forth on Schedule 3.23;

                  (iv) all rights under all contracts, agreements, leases,
              licenses, commitments, sales and purchase orders and other instruments to which Seller is a party, and which are listed under the heading "Assumed Contracts" on Schedule 2.01(iv) (collectively, the "Assumed Contracts"); the Permits listed on
              Schedule 3.14 (to the extent they may be transferred or assigned by Seller), and all employee non-disclosure and assignment of inventions agreements relating to the Key Employees, other than any contracts excluded pursuant to Sections 2.02 or 2.04 hereto;

                  (v) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including without limitation, unliquidated rights under warranties;

                  (vi) all Seller's Proprietary Rights, including without
              limitation, the items listed on Schedule 3.16(a);

                  (vii) all Tradenames;

                  (viii) all of Seller's right, title and interest in the Seller
              Domain Names and the domain names listed in Schedule 3.16(e), in each case together with all of Seller's rights in any Websites, URLs, listings, page display scripts and templates of Seller which are used in the Business;

                  (ix) all Permits including without limitation the items listed on Schedule 3.14 (to the extent the may be transferred or assigned by Seller);

                  (x) all business, marketing and technical records, including all books, records, files and papers, whether in hard copy or computer format, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and any information relating to Tax imposed on the Purchased Assets but excluding any books, records, files and papers that are Excluded Assets;

                  (xi) all claims Seller may have against any person relating to or arising from the Purchased Assets or the Business or otherwise, including rights to recoveries for any damages or defective goods, to refunds, claims, breaches of warranty and choses in action;

                  (xii) all accounts receivable of Seller, except as set forth on Schedule 2.02(iv) hereto; and

                  (xiii) all goodwill associated with the Business or the
              Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

         2.02. EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

                  (i) any Purchased Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

                  (ii) Seller's corporate and company charters, Tax records, qualifications to conduct business as a corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other such documents relating to the organization, maintenance and existence of Seller as a corporation;

                  (iii) all of the assets contained in Seller's Employee Plans;

                  (iv) all of Seller's rights under the contracts, agreements and licenses listed on Schedule 2.02(iii) (the "Excluded Contracts"); and

                  (v) the assets on Schedule 2.02(iv).

         2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing Date, to assume only the following specific Liabilities of Seller and no other Liabilities (the "Assumed Liabilities"):

                  (i) only those Liabilities and obligations of Seller arising under the Assumed Contracts after the Closing Date in the ordinary course of business in accordance with the express terms of the Assumed Contracts (other than Liabilities or obligations attributable to any breach or failure by Seller to comply with the terms thereof).

         2.04. EXCLUDED LIABILITIES . Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability or obligation of Seller or any of its respective Affiliates (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other Liabilities and obligations shall be retained by and remain obligations and Liabilities of Seller or its Affiliates (all such Liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"), and Seller shall pay and perform when due, all Liabilities that are not Assumed Liabilities. Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

                  (i) any Liability resulting from violations of any applicable laws or regulations by Seller on or prior to the Closing Date, any tort committed on or prior to the Closing Date, or any infringement of third-party rights or interests by Seller prior to the Closing Date;

                  (ii) any obligation or Liability for Taxes arising from or with respect to the Purchased Assets or the Business which is incurred in or attributable to the operation of the Business on or before the Closing Date (including any Taxes that arise as a result of the transactions contemplated by this Agreement);

                  (iii) any employee Liabilities relating to present and past employees of Seller with respect to agreements, plans, programs, policies, commitments, and other benefit entitlements established or existing on or prior to Closing (whether or not such Liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including any Liability (A) for severance or dismissal pay or otherwise in connection with any sale of assets or other change in control of Seller or any unlawful termination of employment by Seller in connection with the transactions contemplated by this Agreement or otherwise, (B) for accrued vacation or sick time, (C) for deferred salary payments or (C) relating to any Employee Plan or Defined Benefit Plan, including, without limitation, plans or other arrangements listed on Schedule 9.02;

                  (iv) all Liabilities and obligations relating to any contract, commitment, lease, purchase order, contract to purchase raw materials, contract for services and supplies, contract to sell products or any other agreement (whether written or oral) of Seller (i) which is not disclosed in Schedule 3.13 or (ii) which is not properly assigned to Buyer and the benefit of which has not been made available to Buyer pursuant to Section 2.05;

                  (v) all obligations and Liabilities arising from any action, suit, investigation, or proceeding relating to or arising out of the Business or the Purchased Assets that is pending or threatened on the Closing Date against Seller or any Purchased Asset before any court or arbitrator or any governmental body, agency or official, including, without limitation, any action, suit, investigation or proceeding alleging infringement upon or violations or misappropriation of any intellectual property or other right of any Person;

                  (vi) all Liabilities, obligations or claims for refunds or reimbursements relating to any products or services sold by the Seller or its Affiliates on or prior to the Closing Date, including without limitation any warranty obligations, whether express or implied, and any product liability claims;

                  (vii) all payroll, sales, use and property taxes and similar
              Taxes of Seller incurred in the conduct of the Business on or prior to the Closing Date;

                  (viii) any Liability or obligation for death, personal injury or property damage (whether based on negligence, breach of warranty, strict liability or any other theory) caused by or arising out of or resulting from, directly or indirectly, the operation of the Business or the sale, distribution, license, provision or delivery by Seller or its Affiliates of any products or services prior to the Closing Date;

                  (ix) any Liability or obligation of Seller to its Affiliates, executive officers, board members or equity holders;

                  (x) indebtedness of Seller to any bank or other third party;

                  (xi) any Environmental Liability;

                  (xii) any Liability or obligation relating to any Excluded
              Asset;

                  (xiii) any Liability of Seller under this Agreement or any
              Ancillary Agreement;

                  (xiv) any Liability of Seller or the Stockholders for legal and accounting or other expenses related to the transactions contemplated by this Agreement or the Ancillary Agreements; and

                  (xv) any Liability that is not specifically enumerated as an
              Assumed Liability in Section 2.03 hereof.

         2.05. INSTRUMENTS OF TRANSFER AND CONVEYANCE; ASSIGNMENT OF CONTRACTS AND RIGHTS.

         (a) The sale, conveyance, transfer, assignment and delivery of the Purchased Assets shall be effected by delivery on the Closing Date by Seller to Buyer of such deeds, transfers in registrable form, bills of sale in registrable form, endorsements, assurances, conveyances, releases, discharges, assignments, certificates, drafts, checks or other instruments of transfer and conveyance, duly executed by Seller, as Buyer shall reasonably deem necessary to vest in Buyer good and marketable title to such Purchased Assets free and clear of all Liens, and such other documents as Buyer may reasonably request to demonstrate Seller's satisfaction of the conditions of and compliance with this Agreement and the Ancillary Agreements. The assumption by Buyer of the Assumed Liabilities shall be effected by delivery on the Closing Date by Buyer to Seller of the Assignment and Assumption Agreement, and such other documents as Seller may reasonably request to demonstrate Buyer's satisfaction of the conditions of and compliance with this Agreement and the Ancillary Agreements.

         (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Buyer) to obtain the consent of the other parties to the assignment of any such Purchased Asset or claim or right or any benefit arising thereunder to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

         2.06.  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.

         (a) The aggregate consideration to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Price") shall include (i) $2,000,000 in cash (the "Cash Payment"), subject to adjustment as provided in Section 2.09 and (ii) the issuance by Buyer to Seller (or Seller's designee) of a Warrant (the "Warrant") to purchase 300,000 shares (the "Warrant Shares") of Buyer's common stock, $.01 par value per share, at a per share exercise price equal to $5.08. The Cash Payment of the Purchase Price shall be paid as provided in Section 2.07(a).

         (b) The Purchase Price (including the Assumed Liabilities) shall be allocated among the Purchased Assets and such allocation shall be the allocation which is used by the parties in preparing (i) Internal Revenue Service Form 8594, Asset Acquisition Statement, and (ii) all Tax Returns. As soon as practicable following the Closing Date, Buyer shall deliver to Seller the allocation statement described in the preceding sentence and Seller hereby agrees that it shall accept such allocation statement. Seller and Buyer shall each file Internal Revenue Service Form 8594 with their federal income tax returns for the tax period including the Closing Date. All allocations made pursuant to this Section 2.06(b) shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transactions contemplated hereby in accordance with such allocations. Buyer, Seller and the Shareholders shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any Tax audit, for any financial or regulatory purpose in any litigation or investigation or otherwise. Each party shall notify the other parties if it receives notice that any Tax authority or governmental agency proposes any allocation different from that made pursuant to this Section 2.06(b).

         (c) Any adjustment made with respect to the Purchase Price pursuant to
Section 2.09 of this Agreement shall be allocated among the Purchased Assets in a manner mutually agreed upon by Buyer and Seller.

         2.07. CLOSING. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street in Boston, Massachusetts, or at such other place mutually agreed by Buyer and Seller, on the date hereof. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing:

         (a) Buyer shall:

                  (i) deliver to Seller a certified or official bank check payable to the order of Seller, or make a wire transfer to an account designated by Seller, in immediately available funds in the amount of the Cash Payment less the Nonsolicitation Fee Amount less the Direct Payment Amount less $15,000 (representing certain accounts receivable of Seller which Seller has agreed to transfer to Buyer as further described on Schedule 2.02(iv) hereto);

                  (ii) deliver to certain creditors of Seller listed on Schedule 2.07(a) hereto, by wire transfer to the accounts designated by such creditors, the amounts (collectively, the

         "Direct Payment Amount") set forth opposite each such creditor's name on Schedule 2.07(a) in full and complete satisfaction of Seller's Liabilities to such creditors, against receipt of written releases from such creditors of type described in Section 2.07(b)(vii) hereof; and

                  (iii) execute and deliver to Seller an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto.

         (b) Seller shall execute and deliver, or arrange to have executed and delivered, to Buyer the following documents:

                  (i) a Bill of Sale substantially in the form of Exhibit C attached hereto (the "Bill of Sale");

                  (ii) an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto.

                  (iii) an Assignment of Trademarks substantially in the Form of Exhibit D attached hereto (the "Trademark Assignment") with respect to those trademarks, tradenames and service marks of Seller listed on
         Schedule 3.16(a) hereto;

                  (iv) a certificate of an executive officer of Seller certifying as to (a) incumbency of the officers of Seller who are authorized to execute this Agreement, the Ancillary Agreements and any other instruments, agreements or other documents delivered pursuant to this Agreement; (b) all requisite resolutions of Seller's Board of Directors authorizing the Seller's execution and delivery of this Agreement, the Ancillary Agreements and all related instruments, agreements or other documents and the performance of the Seller's obligations hereunder and thereunder; (c) the approval by the stockholders of Seller of this Agreement and the transactions contemplated hereby by the requisite percentage of stockholders of the Seller as required under Delaware law; (d) the truth, completeness and correctness of all representations and warranties of Seller contained in this Agreement; and (e) the compliance with all covenants and agreements required to be performed or complied with by the Seller prior to or as of the Closing Date;

                  (v) copies of all Required Consents;

                  (vi) all UCC-3s and other termination statements necessary to terminate any financing statements or Liens applicable to Seller or its assets (other than with respect to UCC-1 financing statement No. 200018684 naming Dell Financial Services, L.P. as a secured party);

                  (vii) conditional releases satisfactory in form and substance to Buyer from (1) each holder of outstanding indebtedness of Seller existing as of the Closing Date and (2) each creditor of Seller with respect to any other Liabilities of Seller, setting forth the amount of such indebtedness or Liability and containing a conditional release of all claims against Seller and Buyer, including a statement that all such indebtedness or any such Liabilities will be fully paid, discharged and satisfied upon receipt of payment of such amounts by Seller, or alternatively, at Buyer's discretion, copies of all currently outstanding invoices reflecting all Liabilities of Seller owed to such creditors and other holders of outstanding indebtedness of Seller; provided, that no such releases or invoices shall be required to be delivered by Seller with respect to any outstanding debt or Liability of less than $1,000 in any instance;

                  (viii) a certificate of the secretary of the states of Delaware and Tennessee as to the legal existence and good standing (including tax) of the Seller in such state(s); and

                  (ix) Such other bills of sale, certificates, instruments, endorsements, consents, assignments and agreements that Buyer may request to evidence the satisfaction of the conditions to closing set forth in Section 10.02.

         (c) Seller shall deliver to Buyer Seller's entire inventory of copies of the Software and all other Computer Programs used by Seller in both object code and source code forms, including all technical data, formulations, product literature and other documentation relating to the Business;

         (d) Seller shall deliver to Buyer a legal opinion of Seller's counsel reasonably satisfactory to Buyer;

         (e) Each of the Key Employees shall enter into an employment relationship with Buyer, at compensation levels, mutually agreed upon;

         (f) Each of the Key Employees shall enter into Non-solicitation agreements with the Buyer in substantially the form attached as Exhibit A hereto;

         (g) Buyer shall enter into the New Lease, the Existing Lease shall be terminated and Cool Springs Executive Center shall have executed a full release with respect to Seller's obligations under the Existing Lease, a copy of which release shall be delivered to Buyer;

         (h) Reserved;

         (i) FMCG shall have consented to the assignment to Buyer of that certain license, marketing and services Agreement by and between Seller and FMCG dated as of June 2, 2000, and Buyer and FMCG shall have agreed to enter into an amended and restated license, marketing and services agreement on terms mutually acceptable to them (the "Marketing Agreement");

         (j) Seller shall have paid in full to each of Seller's employees who is entitled to any wage, deferred salary, severance, bonus, accrued vacation or similar payment of any nature the amounts owed to each such employee and shall have obtained a full written release in favor of Seller from each such employee in form and substance satisfactory to Buyer, copies of which executed releases shall have been delivered to Buyer;

         (k) Seller and certain of Seller's stockholders shall have entered into an agreement (the "Stockholders' Agreement") regarding the recapitalization or reorganization of the equity interests in Seller, a copy of which Stockholders' Agreement shall have been delivered to Buyer; and

         (l) Seller and Buyer shall also execute and deliver all such instruments, documents and certificates (including, without limitation, the delivery to Buyer by Seller of certificates of Seller as set forth in Section
10.02 (a)(i)) as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

         2.08. USE OF PROCEEDS. Seller and the Stockholders covenant and agree with Buyer that the Cash Payment portion of the Purchase Price for the Purchased Assets, together with existing cash and other liquid assets of Seller shall be used to repay, satisfy, settle, resolve and/or discharge the Liabilities of Seller set forth on Schedule 2.08 hereto.

         2.09. PERFORMANCE-BASED PURCHASE PRICE ADJUSTMENT. The Purchase Price set forth in Section 2.06 shall be subject to adjustment after the Closing Date (if the conditions set forth below are satisfied) as follows:

         (a) As additional consideration for the Purchased Assets, Buyer shall be required to pay to Seller an additional cash payment (each, an "Additional Payment Amount") within 75 days after the end of each twelve-month period ending on June 29, 2002, June 29, 2003 and June 29, 2004 (each, an "Earnout Period") equal to 50% of the Net Income (as defined below) recognized by Buyer that is attributable to the operation of the former Business of Seller by Buyer utilizing the Purchased Assets. The Additional Payment Amount shall not exceed
(i) $100,000 for the Earnout Period ending on June 29, 2002, (ii) $200,000 for the Earnout Period ending on June 29, 2003 and (iii) $300,000 for the Earnout Period ending on June 29, 2004. To the extent that Net Income for any Earnout Period is insufficient to result in payment of the foregoing maximum Additional Payment Amount, then any difference between such maximum Additional Payment Amount and the Additional Payment Amount actually paid for such Earnout Period may be carried forward and added to the maximum Additional Payment Amount payable for the subsequent Earnout Period. Buyer shall have the right, in its sole discretion, to prepay any Additional Payment Amount at any time. For avoidance of doubt, no Additional Payment Amount shall accrue or be required to be paid by Buyer for any Net Income earned or recognized by Buyer after June 29, 2004. "Net Income" is defined as net income calculated and recognized in accordance with generally accepted accounting principles applied on a basis consistent with Buyer's past practices in calculating net income.

         (b) All managerial decisions regarding the conduct of Buyer's business from and after the Closing Date, including the former Business of Seller, shall be made by Buyer in its sole discretion, and nothing contained in this Agreement shall require Buyer to market, promote, produce, finance or otherwise support the former Business of Seller or its products or services or to deal with such products and services in any particular manner.

         (c) No later than 75 days after the end of last day of each Earnout Period, the Buyer shall prepare and deliver to Seller a written calculation of Net Income for such Earnout Period, as determined in accordance with this
Section 2.09. The calculation of Net Income for each such Earnout Period shall be final and binding upon the Seller unless the Seller within 30 days of receipt of the calculation notifies the Buyer that the calculation is in dispute. In such case the parties shall discuss and try to resolve the dispute in good faith. In the event the parties are unable to resolve the dispute within ten
(10) days of receipt by the Buyer of the notice of dispute, then either party may submit a statement setting forth the issue of disagreement to a mutually agreed upon certified public accounting firm for a binding and nonappealable determination to be rendered within thirty (30) days after such submission. Such accounting firm shall have the right to review, on a confidential basis, the Buyer's records relating to the calculation of Net Income for the relevant Earnout Period. Such accounting firm's fees and expenses shall be borne 50% by the Seller and 50% by the Buyer.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and each Stockholder hereby represents and warrants to Buyer, severally but not jointly, that the statements contained in this Article III are true and correct as of the Closing Date, except as expressly set forth on the Disclosure Schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in numbered sections corresponding to the sections contained in this Article IV.

         3.01. CORPORATE EXISTENCE AND POWER.

         (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the corporate charter, as certified as of a recent date by the secretary of state of its state of incorporation, and by-laws of its Seller as currently in effect.

         (b) The Seller has no subsidiaries nor any equity or other beneficial interest in any corporation, partnership, limited liability company, joint venture or other entity.

         3.02. AUTHORIZATION.

         (a) The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller, including without limitation the express approval of Seller's board of directors and stockholders. This Agreement and each of the Ancillary Agreements to which the Seller is a party constitute valid and binding agreements of Seller.

         (b) This Agreement and each of the Ancillary Agreements to which they are a party has been duly executed and delivered by each of the Stockholders and constitutes the valid and binding obligation of each such Stockholder in accordance with its terms.

         3.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller and the Stockholders of this Agreement and each of the Ancillary Agreements they are a party to do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

         3.04. NON-CONTRAVENTION. The execution, delivery and performance by Seller and the Stockholders of this Agreement and each of the Ancillary Agreements to which they are a party does not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller;
(iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound; (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens; or (v) require the consent of, the waiver of any right of first refusal from, the giving of notice to, filing of notice with, or the approval or authorization of, and Person (except as expressly set forth in Section 3.05 below).

         3.05. REQUIRED AND OTHER CONSENTS.

         (a) Schedule 3.05(a) sets forth each agreement, contract or other instrument, including but not limited to the Assumed Contracts, binding upon Seller or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby, including the assignment of the Purchased Assets and Assumed Contracts to Buyer hereunder, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent"). All of the Required Consents have been duly and validly obtained, are in full force and effect, have not been withdrawn, and are enforceable in accordance with their terms.

         (b) Schedule 3.05(b) sets forth every other consent (each such consent, an "Other Consent") under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         3.06. FINANCIAL STATEMENTS; ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE.

         (a) The Balance Sheet and the related statements of operations and cash flows of the Seller for the period ended March 31, 2001, the unaudited interim balance sheet of the Seller for the two months ended May 31, 2001, and the related unaudited interim statement of operations of the Seller for the two months ended May 31, 2001, and the unaudited balance sheet of Seller as of the Closing Date (collectively, the "Financial Statements") of the Seller have been furnished to Buyer, are complete and accurate in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Seller as of the dates thereof and its results of operations for the periods then ended, except that the interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments which adjustments will not be material in amount or effect, when taken as a whole. The Financial Statements present fairly the financial position of the Seller as of their respective dates, and the results of operations and cash flows for the respective periods then ended and are consistent with the business records of the Seller. The Financial Statements are attached hereto as Schedule 3.06(a).

         (b) All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet (the "Balance Sheet Accounts Receivable") are, and all accounts and notes receivable and other receivables arising from or otherwise relating to the Business at the Closing Date (collectively with all uncollected Balance Sheet Accounts Receivable, the "Closing Date Accounts Receivable") will be, valid and genuine, without being subject to any claims, counterclaims, offsets or discounts. All Balance Sheet Accounts Receivable have been included in the Balance Sheet in accordance with generally accepted accounting principles applied on a consistent basis. Since the incorporation of Seller, all accounts, notes receivable and other receivables arising out of or relating to the Business have been collected in the ordinary course of business consistent with past practices, and Seller has not accelerated collection efforts of any of such receivables or except as set forth on Schedule 3.06(b) or offered discounts for payment, except for adjustments reflecting returns and allowances in the ordinary course of business consistent with past practices. None of the Closing Date Accounts Receivable are due from any employee of Seller or any Affiliate of Seller. Schedule 3.06(b) sets forth a true and accurate list of all Closing Date Accounts Receivable.

         (c) Schedule 3.06(c) contains a complete and accurate list of all Liabilities of the Seller on the date hereof (including without limitation all claims of employees for wages, deferred compensation, fringe benefits, bonus payments, severance payments or other amounts) and a complete and accurate accounting of all cash and cash-equivalent items of the Seller on the date hereof.

         3.07. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date and except as set forth on Schedule 3.07, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been:

         (a) Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

         (b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

         (c) any creation or other incurrence of any Lien on any Purchased Asset other than in the ordinary course of business consistent with past practices;

         (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

         (e) any transaction, contract, agreement or other instrument entered into, or commitment made, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

         (f) any change in any method of tax or financial accounting or accounting practice or any making of a Tax election or change in an existing Tax election by Seller with respect to the Business;

         (g) any (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or employee of the Business, (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors or employees of the Business;

         (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

         (i) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment; or

         (j) any agreement or commitment to do any of the foregoing.

         3.08. PROPERTIES.

         (a) As of the date hereof (immediately prior to the termination of the Existing Lease), Seller leases or subleases all real property used in the Business. Schedule 3.08(a) describes all real property used in the Business included in the Purchased Assets (the "Real Property"), any environmental reports and surveys with respect thereto, and any Liens thereon, specifying the name of the lessor or sublessor, the lease term and basic annual rent. The copies of the leases of Real Property delivered by the Seller to the Buyer and the information with respect to each of the leases set forth on Exhibit 3.08 is complete, accurate, true and correct in all material respects.

         (b) Schedule 3.08(b) describes all personal property used in the Business included in the Purchased Assets, including but not limited to office equipment, communications equipment, machines, furniture, tools, supplies, devices, vehicles and other tangible property of the Seller and other trade fixtures and fixed assets, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

         (c)(i) The Seller has good and marketable title, indefeasible title to or valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) free of all Liens except as set forth on Schedule 3.08(c)(i). All Liens encumbering or affecting Real Property shall be discharged or terminated at or before the Closing.

         (c)(ii) As of the date hereof (immediately prior to the termination of the Existing Lease), all leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of Real Property or personal property any default, or any event that, with notice or lapse of time or both, would constitute a default. All rent and other charges due under the leased Real Property have been paid through the Closing Date. Seller has not made any alterations, additions or improvements to the leased Real Property that are required to be removed at the termination of the respective lease terms.

         (c)(iii) All obligations of Seller under the leases for Real Property which have accrued have been performed.

         (c)(iv) To the knowledge of Seller, the buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry.

         (c)(v) To the knowledge of Seller, the Real Property has access to (A) public ways, duly laid out and accepted by the appropriate local jurisdiction, either directly or indirectly, over valid, recorded, irrevocable easements over private streets or private property for such ingress to an egress from all such Real Property and (B) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business.

         (c)(vi) As of the date hereof (immediately prior to the termination of the Existing Lease), Seller enjoys peaceful and undisturbed possession under the Existing Lease.

         (c)(vii) To the knowledge of Seller there are no actual or anticipated future expenses (including any capital expenditures) with respect to the leased Real Property other than those listed on Schedule 3.08(a).

         (c)(viii) The leased Real Property, including any and all improvements thereon, and all features, systems, equipment and fixtures thereof or therein (including, without limitation, the exterior, foundation, elevators, glass, roof and structure and the HVAC, electrical, plumbing, mechanical or electrical systems, or components thereof), and all surfaced roadways, walks and parking and loading areas thereon (collectively, "Improvements and Systems") are in good condition and repair.

         (c)(ix) To the knowledge of Seller, the Real Property, including all Improvements and Systems and the Company's operations therein, and the use thereof, do not violate any building, zoning, safety, land use, fire, plumbing, electrical or similar law, rule, regulation, code, or requirement, including the Americans with Disabilities Act and related regulations, guidelines and the like.

         (d) Except as set forth on Schedule 3.08(d) no Purchased Asset is subject to any Lien, except:

                  (i) Liens disclosed on the Balance Sheet; or

                  (ii) Liens that do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Asset (clauses (i) and (ii) collectively, the "Permitted Liens").

         (e) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists or has existed at any time since the inception of the Seller, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

         3.09. SUFFICIENCY OF PURCHASED ASSETS. The Purchased Assets and the Excluded Assets together constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business.

         3.10. TITLE TO PURCHASED ASSETS. Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

         3.11. INSURANCE COVERAGE. Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Seller and its employees. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the inception of the Seller and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to the Business.

         3.12. LITIGATION. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller, threatened against or affecting, the Seller or any Purchased Asset before any court or arbitrator or any governmental body, agency or official nor, to Seller's knowledge, has there occurred any event on the basis of which any litigation, proceeding or investigation might properly be instituted. The Seller is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Business.

         3.13. MATERIAL CONTRACTS.

         (a) Except for the contracts disclosed in Schedule 3.13 or any other Schedule to this Agreement, with respect to the Business, Seller is not a party to or subject to:

                  (i) any agreements relating to the ownership, license,
              acquisition, design, development, distribution, marketing, use, maintenance or support of each Computer Program or any other software and related items (all of such contracts as so classified being referred to herein as the "Software Contracts"). The Software Contracts are further classified on Schedule 3.13 as (A) licenses to Seller from third parties (development and/or marketing and/or relicensing to third parties); (B) licenses from third parties to Seller (Seller's internal use); (C) development contracts, work-for-hire agreements and consulting and employment agreements; (D) distributorships, dealerships, value added reseller, franchises, sales or marketing representatives, and manufacturer's representative contracts (from third parties to Seller, or from Seller to third parties); (E) licenses and sublicenses to others; or (F) maintenance, support or enhancement agreements.

                  (ii) any lease providing for annual rental of $1,000 or more;

                  (iii) any contract for the purchase or sale of materials,
              supplies, goods, services, equipment or other assets providing for annual payments by Seller of $5,000 or more;

                  (iv) any sales, distribution or other similar agreement
              providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to or from Seller of $5,000 or more;

                  (v) any partnership, joint venture or other similar contract arrangement or agreement;

                  (vi) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $5,000;

                  (vii) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

                  (viii) any agency, dealer, sales representative or other
              similar agreement;

                  (ix) any agreement, contract or commitment that substantially limits the freedom of Seller to solicit in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of the Buyer after the Closing Date;

                  (x) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of Affiliate of Seller; or

                  (xi) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business taken as a whole.

         (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) has been delivered or made available to Buyer by Seller and is valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

         3.14. LICENSES AND PERMITS. Schedule 3.14 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Except as set forth on the Schedule 3.14, such Permits are valid and in full force and effect and are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

         3.15. COMPLIANCE WITH LAWS. Seller is not in violation of, has not since its incorporation violated, and to Seller's knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased Assets, the Seller, or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         3.16. PROPRIETARY RIGHTS.

         (a) Seller owns free and clear of all Liens (or, with respect to any Proprietary Right used by Seller in the Business and owned by a third party, has the valid right to use) and Buyer shall receive at Closing, good and marketable title to (or, with respect to any Proprietary Right used by Seller in the Business and owned by a third party, obtain the valid right to use) all of Seller's Proprietary Rights.

         (b) Schedule 3.16(a) sets forth a list of all patents and patent applications, trademarks, Tradenames and registrations thereof and applications therefor, registered copyrights and applications for copyright registration included in Seller's Proprietary Rights, specifying as to each, as applicable:
(i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right; (iii) the jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which Seller or any of its current or former employees or Affiliates is a party and pursuant to which any Person is authorized to use such Proprietary Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

         (c) Seller holds free from contractual restrictions and any other restrictions, all of Seller's Proprietary Rights, and to Seller's knowledge none of Seller's Proprietary Rights infringes any Proprietary Rights of any other Person. Seller has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any of Seller's Proprietary Rights and Seller has no knowledge of any other claim or infringement by Seller, or knowledge of any continuing infringement by any other Person of any of Seller's Proprietary Rights. None of Seller's Proprietary Rights is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any Person. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Proprietary Right.

         (d) None of the processes and formulae, research and development results and other know-how relating to the Business, the value of which to Seller is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller or Affiliate thereof to any Person other than employees, representatives and agents of Seller under an agreement of confidentiality.

         (e) Schedule 3.16(e) sets forth a complete list of all domain names registered by Seller with any administrative bodies (the "Seller Domain Names"). The Seller has duly registered with all required authorities all of the Seller Domain Names, and, to its knowledge, is the sole and exclusive owner of and possesses all rights necessary to use the Seller Domain Names. All such Seller Domain Name registrations are set forth on Schedule 3.16(e) attached hereto and are current, active and fully paid. Listed on Schedule 3.16(e) is the expiration date of each such Seller Domain Name registration. Except as disclosed in Schedule 3.16(e), to its knowledge, the Seller has the sole and exclusive right to operate the IP Websites and to reproduce, use, perform, operate, market, develop, sell, license, display, distribute, publish, transmit and create derivative works of all information, software and other materials available at the IP Websites.

         (f) To Seller's knowledge, the websites associated with the domain names listed in Schedule 3.16(e), and the information or other materials available at such websites do not infringe upon, violate or constitute a misappropriation of any intellectual property or other right of any other Person or of any applicable law or regulation.

         3.17. SOFTWARE.

         (a) The Technical Documentation includes the source code and system documentation for all of the Software, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any Computer Program (including compilers), tools, and higher level language used for the development, maintenance, and implementation of the Software.

         (b) Seller has validly and effectively obtained the right and license to use, copy, modify, maintain, support, install, license and distribute the third-party Computer Programs and materials contained in or relicensed with the Software, the Technical Documentation and all other Computer Programs used by Seller pursuant to the Contracts identified as "licenses from third parties (development and/or marketing and/or relicensing to third parties)" or "Licenses from third parties (internal use only)" in Schedule 3.13. Seller has good title to the Software (including the Technical Documentation), and to Seller's knowledge, after reasonable investigation, the Software (including the Technical Documentation) contains no other Computer Programs or materials in which any third party may claim superior, joint, or common ownership, including any right or license.

         (c) The Software conforms in all material respects to the Technical Documentation and all other documentation published by Seller with respect to the Software and no portion of the Software contains any software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware or data; or to perform any other such actions.

         (d) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any of the Software either (i) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising. All employees currently employed, or employed during the past five years, by

Seller have signed the Employee Non-Compete and Confidential Information Agreement in the form attached to Schedule 3.17(d).

         3.18. EMPLOYEES. Schedule 3.18 sets forth a true and complete list as of the Closing Date of (a) the names, addresses, titles, annual salaries and other compensation of all employees of the Business and (b) the wage rates for non-salaried employees of the Business (by classification).

         3.19. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         3.20. PRODUCTS; WARRANTY CLAIMS. There are no existing or, to the knowledge of Seller, threatened claims, against Seller for products (including the Software or other Computer Programs of third parties), parts or services which are defective or fail to meet any applicable warranty, representation or other term or provision, nor is there any basis therefor. Except as described in the preceding sentence, no claim has been asserted and is currently outstanding against Seller for renegotiation or price redetermination of any business transaction with respect to the Business, nor to Seller's knowledge, is there any basis for any such claim. Schedule 3.20 accurately describes all warranties and service policies of Seller relating to the Software, the conduct of the Business or the other Purchased Assets that are currently in effect or that were in effect at any time during the past year and discloses Seller's terms and conditions with respect to the sale, distribution or licensing of the Software (including, without limitation, all warranties) and policies currently in effect or that were in effect during the past year. Any warranties, service policies or terms and conditions with respect to the Contracts currently in effect are expressly set forth in such Contracts.

         3.21. ENVIRONMENTAL COMPLIANCE.

         (a) Environmental Definitions. The following terms, as used herein, have the following meanings:

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Environmental Laws" means any and all federal, state, local and foreign statues, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

         "Environmental Liabilities" means any and all Liabilities arising in connection with or in any way relating to the Business, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.21 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

         "Hazardous Substance" means any and all pollutants and contaminants, and all and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Laws, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

         (b) Environmental Representations and Warranties. Except as disclosed in Schedule 3.21, to Seller's and the Stockholders' knowledge:

                  (i) Seller has complied in all material respects with all Environmental Laws.

                  (ii) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental entity or other person with respect to any (A) alleged violation by Seller of any Environmental Law or liability thereunder, (B) alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business or (C) Release of Hazardous Substances;

                  (iii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or was present at any property now owned or leased by Seller; and

                  (iv) there are no Environmental Liabilities (as defined herein) that have had or may reasonably be expected to have a Material Adverse Effect on Seller.

         (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has possession, or to the knowledge of Seller, to which it has access, in relation to the current or prior business of Seller or any property or facility now or previously owned or leased by Seller which has not been delivered to Buyer at least five days prior to the date hereof.

         (d) Seller has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or, to Seller's knowledge, proposed for listing under CERCLA, or on any similar state list or which is the subject of Federal, state or local enforcement actions or, to Seller's knowledge, other investigations which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA or analogous state environmental clean-up laws.

         3.22. NO UNDISCLOSED MATERIAL LIABILITIES. Except as described on
Schedule 3.06(c), here are no Liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (including, without limitation, any foreign or domestic Tax Liabilities or deferred Tax Liabilities in respect of or measured by the Seller's income or relating to the Purchased Assets or the operation of the Business), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than:

                  (i) Liabilities disclosed or provided for in the Balance Sheet; and

                  (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, which in the aggregate are not material to the Business, taken as a whole.

         3.23. INVENTORIES. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently maintained and applied by Seller. Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. All such inventory is set forth on Schedule 3.23 and is owned free and clear of all Liens. All of the inventory recorded on the Balance Sheet consists of, and all inventory related to the Business on the Closing Date will consist of, items usable or salable in the normal course of business consistent with past practices and are and will be in a quantity sufficient for the normal operation of the Business in accordance with past practice.

         3.24. CUSTOMERS, VENDORS AND SUPPLIERS. Schedule 3.24 sets forth a list of all of the customers of the Business and of all the vendors or suppliers of merchandise or supplies to the Business. Except as disclosed on Schedule 3.24, none of customers of the Business or the vendors or suppliers of merchandise or supplies to the Business has canceled or otherwise terminated or made any threat to Seller to cancel or otherwise terminate its relationship with the Seller or its Affiliates, nor has any such customer, vendor or supplier indicated to Seller an intent or desire to materially decrease its sales volume or purchase volume, as the case may be, with the Seller or its Affiliates which individually or in the aggregate, has had or would have, a Material Adverse Effect.

         3.25. TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule
3.25 attached hereto, there are no loans, leases, royalty agreements or other continuing transactions between Seller, on the one hand, and any Person owning, or related to or affiliated with a Person owning, five percent (5%) or more of any class of capital stock of Seller or Affiliates or other entity controlled by such stockholder or a member of such stockholder's family, on the other hand.

         3.26. EQUAL EMPLOYMENT OPPORTUNITY AND IMMIGRATION. The Seller has reviewed its employment practices and policies and, to the knowledge of Seller, is in full compliance with all applicable laws of the United States, of the State of Tennessee of each other applicable jurisdiction, relating to equal employment opportunity and to immigration.

         3.27. INVESTMENT REPRESENTATIONS.

         (a) FMCG, a stockholder of Seller to whom Seller will transfer the Warrant after the closing Date, hereby represents and warrants that it will be acquiring the Warrant and the Warrant Shares for investment, and not with a view to, or for sale in connection with, the distribution thereof.

         (b) Each of the Seller and FMCG hereby represents and warrants that (i) it has been afforded such other information as it has deemed necessary to make an informed decision to acquire the Warrant and the Warrant Shares to be received pursuant to this Agreement and has had sufficient opportunity to ask questions and receive answers of the Buyer concerning the operations, business and financial condition of Buyer and regarding the transactions contemplated by this Agreement and the business of Buyer, and all such questions have been answered, (ii) it has been informed, and given a copy, of this Agreement, (iii) it has been informed that the Warrant and Warrant Shares must be held by indefinitely, unless an effective registration statement or exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") is available; (iv) it has been informed of the provisions of Rule 144 and Rule 144A promulgated under the 1933 Act, which rules permit limited resale of restricted securities subject to the satisfaction of certain conditions; (v) it has been informed that restrictions upon the sale of the Warrant and Warrant Shares imposed by Federal and state securities, blue sky and other similar laws may markedly affect its ability to liquidate its investment in the Warrant and Warrant Shares; (vi) it has been informed that it has no recourse against Buyer for declines in the value of its investment in the Warrant and Warrant Shares absent fraud or violations of the Federal and state securities, blue sky and other similar laws on the part of Buyer; (viii) it has been informed that the Warrant and Warrant Shares to be received by it pursuant to this Agreement represents an investment in the business of Buyer, and that Buyer has made no representations or warranties with respect to the future business performance of Buyer or the price of Buyer common stock; and (ix) it understands that a restrictive legend in substantially the following form shall be placed on the certificates evidencing the Warrant and Warrant Shares.

         "The [shares] represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. The [shares] may not be transferred by sale, assignment, pledge or otherwise unless (i) a registration statement for the shares under the Act is in effect or
         (ii) the [Buyer] has received an opinion of counsel, which opinion is reasonably satisfactory to the corporation, to the effect that such registration is not required under the Act or the securities laws of any state."

              (c) Each of the Seller and FMCG hereby represents and warrants that it is an "accredited investor" as defined in Rule 501(a) promulgated under the 1933 Act and that his or its state of residence is as set forth on the signature page hereto

         3.28. OTHER INFORMATION. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact within the knowledge of Seller or any of the Stockholders or their Affiliates relating to the Business which has not been disclosed herein or in writing by it to the Buyer and which has a Material Adverse Effect, or in the future in its opinion would reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warranties to Seller and the Stockholders that:

         4.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements to which it is a party constitute valid and binding agreements of Buyer.

         4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         4.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

         4.05. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                      COVENANTS OF SELLER AND STOCKHOLDERS

         Seller agrees, and with respect to Sections 5.03, each of the Stockholders agree, that:

         5.01. ACCESS TO INFORMATION. Frank R. Fletcher (one of the Stockholders) agrees to provide all management letters and other documents and take all other steps required by the Buyer's independent certified public accountants in order for them to (i) audit and provide an unqualified report, except with respect to the Seller's status as a "going concern," on the Seller's financial statements (prepared in accordance with GAAP and Regulation S-X under the 1933 Act) for the two years ended April 30, 2001, (ii) to review, in accordance with the requirements of GAAP and the SEC, the Seller's financial statements (prepared in accordance with GAAP and Regulation S-X under the Securities Act) for the period from May 1, 2001 through the date hereof, and
(iii) review the Buyer's pro forma financial statements for such periods.

         5.02. NOTICES OF CERTAIN EVENTS. Seller and each Stockholder shall promptly notify Buyer of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

         5.03. CONFIDENTIALITY; NONSOLICITATION. Seller, each Stockholder and their respective Affiliates will hold, and will use its best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Buyer, the Business or the financial terms of the transactions contemplated by this Agreement provided in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown (i) previously known on a nonconfidential basis by Seller or such Stockholder, (ii) in the public domain through no fault of Seller or such Stockholder or (iii) later lawfully acquired by Seller or such Stockholder from sources other than Buyer; provided, that Seller and any Stockholder may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller or such Stockholder of the confidential nature of such information and are directed to treat such information confidentially. The obligation of Seller, each Stockholder and their respective Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Seller, each Stockholder and their respective Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller, any Stockholder or their respective Affiliates or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

         5.04. TRADEMARKS; TRADENAMES. As soon as practicable after the Closing Date, but in no event later than 10 days thereafter, Seller shall cease using and eliminate the use of all of the trademarks and Tradenames used in the Business, including the use of the name "Earnings Insights" and any names confusingly similar thereto, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.

         5.05. NONCOMPETITION.

         (a) Seller (but none of the Stockholders) agrees that for a period of five (5) years from the Closing Date it shall not:

                  (i) engage, either directly or indirectly, as a principal or for its own account, solely or jointly with others, or through any form of ownership in another Person, or otherwise, in any business that solicits with the Business as it exists on the Closing Date; provided that, the foregoing restriction shall not apply to ownership of less than 1% of the equity securities of any publicly-traded company;

                  (ii) employ or solicit, or receive or accept the performance of services by, any Key Employee except for the purpose of winding up the affairs of Seller;

                  (iii) make any disparaging remarks whatsoever to any Person regarding the Business or its operations, technologies, products, services, marketing strategies, pricing policies, management, business practices, employees, representatives, Affiliates, affairs and/or financial condition;

                  (iv) perform any services for any person or entity, other than the Buyer or a person or entity designated by the Buyer, which service assists such person or entity to be competitive with the Business;

                  (v) solicit for itself or any person or entity, other than the Buyer, any business that competes with the Business as it exists on the Closing Date from any person or entity that is or has been a customer of the Business; or

                  (vi) solicit, or persuade or attempt to persuade, any employee or former employee of the Business (except in the furtherance of the best interests of the

         Buyer), to engage in the Business for or with any person or entity, other than the Buyer.

              (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.05, but this Section 5.05 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would each be irreparably harmed by any breach of this Section 5.05 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer each shall be entitled to injunctive relief requiring specific performance by Seller of this Section 5.05, and Seller consents to the entry thereof.

         5.06. CONSENTS. Seller shall use its best efforts to secure all Required Consents and Other Consents, including but not limited to those with respect to the Assumed Contracts.

         5.07. LEASE. Seller shall use its best efforts to assist Buyer in securing the New Lease described in Section 2.07(g) hereof.

         5.08. MARKETING AGREEMENT. Seller shall use its best efforts to assist Buyer in its negotiations to enter into the Marketing Agreement First Manhattan Consulting Group.

         5.09. NAME CHANGE. Within five (5) business days of the Closing Date, Seller shall amend all applications to do business and similar registrations or applications in all jurisdictions to change its "doing business as" name in all such jurisdictions to a name that is not substantially or confusingly similar to "EarningsInsights" or transfer such applications and registrations to Buyer.

                                   ARTICLE VI

                               COVENANTS OF BUYER


         6.01. CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, Seller or the financial terms of the transaction contemplated by this Agreement furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided, that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.


                                   ARTICLE VII

                            COVENANTS OF BOTH PARTIES


         7.01. BEST EFFORTS; FURTHER ASSURANCES.

         (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller, each Stockholder and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets, including without limitation the execution and delivery of such documents, certificates, agreements and other writings and the taking of all actions required to terminate any and all Liens on the Purchased Assets that exist on the Closing Date.

         (b) Seller and each Stockholder hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         7.02. CERTAIN FILINGS. Seller, each Stockholder and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings or furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals, waivers or expiration of waiting periods.

         7.03. PUBLIC ANNOUNCEMENTS. No party to this Agreement will issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of all the other parties, which consent shall not be unreasonably withheld except as may be required by applicable law.


                                  ARTICLE VIII

                                   TAX MATTERS

         8.01. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "Tax" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value added ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, Social Security, transfer, workers' compensation, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

         "Tax Return" means any return, declaration, notice, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

         8.02. TAX MATTERS. Seller and each Stockholder, severally but not jointly, hereby represents and warrants to Buyer that:

         (a) Seller has timely filed all Tax Returns required to be filed and all Taxes owed (whether or not shown or required to be shown on such Tax Returns) have been paid or remitted, in each case, to the extent such Taxes and Tax Returns related to the Purchased Assets or the operation of the Business. All such Tax Returns were complete and correct in all respects. No portion of any Tax Return that relates to the Purchased Assets or the operation of the Business has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or threatened. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. To Seller's knowledge, no claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the Purchased Assets. Seller does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. Seller does not have any Liability for the Taxes of any Person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise. No portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or foreign law.

         (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

         (c) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

         (d) No facts exist or have existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any Liability for Tax relating to the income, assets or operations of Seller, any Affiliates of Seller, or arising out of the transactions set forth in this Agreement.

         (e) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor. Buyer will not be liable, whether by reason of transferee liability or otherwise, for any Tax of Seller or the Stockholders.

         8.03. TAX COOPERATION; ALLOCATION OF TAXES.

         (a) Seller, each Stockholder and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller, each Stockholder and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.

         (b) All real and personal property Taxes and similar ad valorem obligations, if any, levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 10 days after the Closing Date, Seller and Buyer shall present a tentative statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount, which statement shall be subsequently amended as necessary to reflect the actual proration amount, provided, that any such amendment is accompanied by such supporting evidence as is reasonably necessary to calculate the proration amount as amended. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement, as subsequently amended in accordance with the preceding sentence. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

         (c) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.


                                   ARTICLE IX

                                EMPLOYEE BENEFITS

         9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, having the following meanings:

         "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

         "Defined Benefit Plan" means each Employee Plan that is a defined benefit plan, as defined in Section 3(35) of ERISA.

         "Employee Plan" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates, as the case may be.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         9.02. ERISA REPRESENTATIONS. Seller and each Stockholder, severally but not jointly, hereby represents and warrants to Buyer that:

         (a) Schedule 9.02 lists each Employee Plan and each Benefit Arrangement that covers any employee or former employee of the Business, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, Seller has provided an accurate summary description of such plan.

         (b) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

         (c) Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to any Multiemployer Plan or, except as disclosed, an Employee Plan subject to Title IV of ERISA.

         (d) None of the Employee Plans or other Benefit Arrangements listed on
Schedule 9.02 is subject to the laws of any jurisdiction outside United States.

         (e) No "prohibited transaction", as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any Employee Plan.

         (f) Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to each such Benefit Arrangement.

         (g) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by Seller nor any ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

         (h) The market value of assets under each Defined Benefit Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder, determined in accordance with reasonable actuarial assumptions.

         (i) No Defined Benefit Plan has been completely or partially terminated or been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Defined Benefit Plan has been instituted, or to the knowledge of Seller or any Stockholder, threatened.

         (j) Neither Seller nor any ERISA Affiliates has incurred, nor does it reasonably expect to incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any such Defined Benefit Plan.

         (k) With respect to the employees and former employees of the Business, except as disclosed, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code. No tax under
Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

         (l) No employee of the Business will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

         9.03. EMPLOYEES AND OFFERS OF EMPLOYMENT.

         (a) On or prior to the Closing Date, Buyer shall offer employment to the Key Employees. Neither Seller nor any Stockholder will take any action that would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Key Employees, and Seller and Buyer shall take all appropriate steps necessary to comply with applicable law in connection with such effort. Buyer shall not assume responsibility for any Key Employee until such employee commences employment with Buyer.

         (b) Notwithstanding the foregoing, Seller shall be solely responsible for the payment of, and Seller and the Stockholders shall, severally but not jointly, indemnify and hold Buyer and its Affiliates harmless from and against any and all Loss (as defined in Section 11.02 hereof) relating to, any and all wage, deferred compensation, bonus, severance and similar costs with respect to employees of the Business in existence on the date hereof or arising out of any the transactions contemplated by this Agreement. For avoidance of doubt, Seller's obligations under this Section 9.03(b) are separate and above Seller's indemnification obligations under Section 11.02 hereof.

         9.04. SELLER'S EMPLOYEE BENEFIT PLANS.

         (a) Seller shall retain all obligations and Liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof), including any Key Employee. No assets of any Employee Plan or Benefit Arrangement shall be Key to Buyer or any of their Affiliates or to any plan of Buyer or any of their Affiliates. With respect to Seller's qualified pension plans, Seller shall amend such plans to provide that Key Employees shall be entitled to a pro rata portion, based on the number of days of the current plan year that occur before and including the Closing Date, of any contribution to the qualified retirement plans by Seller in respect of the current plan year. Accrued benefits or account balances of Key Employees under Seller's qualified pension plans shall be fully vested as of the Closing Date.

         (b) With respect to the Key Employees (including any beneficiary or dependent thereof), Seller shall retain all Liabilities and obligations arising under the Employee Plans and Benefit Arrangements to the extent that such Liabilities or obligations relate to the period on or prior to the Closing Date.

         (c) With respect to any Key Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Benefit Arrangement on or prior to the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person.

         (d) With respect to any Employee Plans that are group health plans as defined in Section 5000(b)(1) of the Code, Seller shall satisfy the notice requirements of Section 4980B and 9801 of the Code. Seller shall treat all employees (and their beneficiaries) who terminate employment with Seller as a result of this transaction as "qualified beneficiaries" entitled to continuation health coverage as described in Section 4980B of the Code ("COBRA coverage"), regardless of whether the employee becomes a Key Employee, and Seller shall continue to provide COBRA coverage for the maximum period required by law to any former employee (or beneficiary) who is receiving COBRA coverage as of the Closing. Seller shall promptly notify Buyer if it ceases to provide any group coverage to any of its employees.

         (e) For purposes of Seller's defined contribution plans (including any 401(k) Plan), Seller shall cooperate and assist any Key Employee who so requests, as soon as practicable after the Closing Date, to elect a direct rollover of his account balance to Buyer's defined contribution plan. Buyer or one of its Affiliates may require evidence satisfactory to the Buyer that the Seller's plan(s) is/are qualified under Code Section 401(a) and that the Key Employee's rollover qualifies for a direct rollover treatment. Each of the parties shall pay its own expenses in connection with such rollovers. Neither Buyer nor any of its Affiliates shall assume any obligations or Liabilities under or attributable to the 401(k) Plan, the same to be retained by Seller.

         9.05. RESERVED.

         9.06. NO THIRD PARTY BENEFICIARIES. No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Affiliates in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                    ARTICLE X

                              CONDITIONS TO CLOSING

         10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, Seller and the Stockholders to consummate the Closing are subject to the satisfaction of the following conditions:

         (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

         (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

         (c) Buyer, Seller and each Stockholder shall have executed and delivered to each other each of the Ancillary Agreements to which they are a party and which are to be entered into at Closing.

         (d) All actions by or in respect of, filings with, or expiration of waiting periods imposed by, any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been filed, occurred or been obtained.

         10.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a)(i) Seller and each Stockholder shall have performed all of their respective covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Seller and each Stockholder contained in this Agreement and the Disclosure Schedules hereto as of the date hereof, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, and (iii) Buyer shall have received a certificate signed by the President and Chief Executive Officer of each of Seller and each Stockholder to the foregoing effect.

         (b) All corporate action by Seller required to be taken in connection with the transactions contemplated by this Agreement shall have been validly taken (including but not limited to the approval of this Agreement and the transactions contemplated hereby by the holders of the requisite number of shares of Seller's capital stock outstanding and entitled to vote), and Seller shall have furnished Buyer with a Secretary's certificate, dated the Closing Date, to the foregoing effect and certifying copies of resolutions, minutes and such other instruments and documents as Buyer shall have reasonably requested.

         (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Purchased Assets.

         (d) Seller shall have executed and delivered or cause to be delivered and Buyer shall have received, each of the items listed in Sections 2.07(b),
(c), (d), (e), (i), (j), (k) and (l), each in form and substance to the satisfaction of the Buyer.

         (e) Seller shall have received all Required Consents, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been withdrawn.

         (f) Each Key Employee shall have accepted employment with Buyer.

         (g) Buyer shall have received executed Non-solicitation Agreements from each of the Key Employees.

         (h) Reserved.

         (i) All liens, other than Permitted Liens, on, against or with respect to, any of the Purchased Assets shall have been fully and finally discharged and released pursuant to documents and instruments satisfactory in form and substance to Buyer (other than with respect to UCC-1 financing statement No. 200018684 naming Dell Financial Services, L.P. as a secured party).

         (j) Buyer shall have entered into the New Lease, the Existing Lease shall have been terminated and Cool Springs Executive Center shall have executed a full release with respect to Seller's obligations thereunder, a copy of which release shall be delivered to Buyer.

         (k) FMCG shall have consented to the assignment to Buyer of that certain license, marketing and services Agreement dated as of June 2, 2000 by and between FMCG and Seller, and Buyer and FMCG shall have agreed to enter into the Marketing Agreement.

         (l) Buyer shall have received all other closing documents specified in
Section 2.07 and such other closing documents as it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

         (m) No Material Adverse Change, or any event, occurrence, development or slate of circumstances or facts which could reasonably be expected to result in a Material Adverse Change with respect to the Business of Seller, shall have occurred since the Balance Sheet Date, and the President and Chief Executive Officer of Seller shall execute and deliver a certificate to Buyer, dated as of the Closing Date, certifying as to the foregoing.

         (n) Buyer shall have completed a satisfactory business, financial and legal due diligence review of the Business, determined in Buyer's sole discretion.

         10.03. CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a)(i) Buyer shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Buyer contained in this Agreement as of the date hereof, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date; and (iii) Seller shall have received a certificate signed by the President or Chief Executive Officer of Buyer to the foregoing effect.

         (b) All corporate action by Buyer required to be taken in connection with the transactions contemplated by this Agreement shall have been validly taken, and Buyer shall have furnished Seller with a Secretary's certificate, dated the Closing Date, to the foregoing effect and certifying copies of resolutions, minutes and such other instruments and documents as Seller shall have reasonably requested.

         (c) Seller shall have received all other closing documents specified in
Section 2.07 and such other closing documents as it may reasonably request, all in form and substance reasonably satisfactory to Seller.

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

         11.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement, the Disclosure Schedules hereto or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the third anniversary of the Closing Date or (i) in the case of Section 5.05, for the period set forth therein, (ii) in the case of Section 5.03, indefinitely, and
(iii) in the case of covenants, agreements, representations and warranties relating to Taxes, until the expiration of any applicable statutes of limitations; provided, that any such termination pursuant to this sentence shall not terminate or limit in any manner whatsoever any Liabilities Seller has or may have for fraud or knowing and intentional misrepresentations under this Agreement. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under
Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         11.02. INDEMNIFICATION. Seller and each Stockholder, severally but not jointly, hereby indemnifies Buyer and its directors, officers, agents and Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability, diminution in value of any Purchased Asset and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") as incurred or suffered by Buyer or any of its Affiliates arising out of:

         (a) any misrepresentation, breach or alleged misrepresentation or breach of any representation, warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement (including the Disclosure Schedules hereto) or any certificate of other writing delivered pursuant to hereto or thereto; or

         (b) the failure or alleged failure of Seller to assume full responsibility for any Excluded Liability or any obligation or Liability of the Business relating to the Excluded Assets;

provided, notwithstanding anything to the contrary in this Agreement (1) Seller and the Stockholders shall not be liable under this Section 11.02 unless the aggregate amount of Loss with respect to all matters referred to in this Section
11.02 exceeds $5,000 and then only to the extent of such excess; (2) (i) from and after the date hereof and through and including the first anniversary of the Closing Date Seller's aggregate liability under this Section 11.02 shall not exceed $1,200,000 and (ii) after the first anniversary of the Closing Date and through and including the third anniversary of the Closing Date, Seller's aggregate liability under this Section 11.02 shall not exceed the aggregate amount of all Additional Payment Amounts required to be paid by Buyer to Seller pursuant to Section 2.09(a) hereof through and including the third anniversary of the Closing Date; and (3) (i) from and after the date hereof and through and including the first anniversary of the Closing Date each individual Stockholder's liability under this Section 11.02 shall not exceed $300,000 and
(ii) after the first anniversary of the Closing Date and through and including the third anniversary of the Closing Date, each individual Stockholder's liability under this Section 11.02 shall not exceed such Stockholders' pro rata portion (as defined below) of the aggregate amount of all Additional Payment Amounts required to be paid by Buyer to Seller pursuant to Section 2.09(a) hereof through and including the third anniversary of the Closing Date, all except in the case of fraud or knowing and intentional misrepresentations under this Agreement in which case there shall be no limitations on the liability of the Seller and each Stockholder under this Section 11.02. For purposes of this
Section 11.02, each Stockholder's "pro rata portion" of the aggregate Additional Payment Amounts shall be equal to the quotient obtained by multiplying .25 by the aggregate Additional Payment Amount.

         11.03. CLAIMS. Buyer agrees to give prompt written notice pursuant to
Section 11.04 to Seller and a representative of the Stockholders (the "Stockholder Representative") of the assertion of any claim (a "Claim"), or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article XI; provided, that no delay on the part of the Buyer in notifying Seller shall relieve Seller of any liability or obligation hereunder, except to the extent that the Seller clearly demonstrates that the defense of any Claim has been materially prejudiced by Buyer's failure to give such notice. Seller or the Stockholder Representative may, and at the request of Buyer shall, participate in and control the defense of any such third party suit, action or proceeding at its own expense; provided, however, that the Buyer shall control the defense of any claim or proceeding that, in Buyer's sole discretion, could have a Material Adverse Effect on the Buyer's business or prospects; provided further, that Seller (if it controls the defense) shall not agree to any settlement of any action, suit or proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. For purposes hereof, Buyer's withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Buyer of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money by the Seller shall be deemed to be reasonable. The Stockholders hereby agree that the Stockholder Representative for purposes of receiving notice under this Section 11.03 shall be First Manhattan Consulting Group.

         11.04. NOTICES. Each notice of a Claim (the "Notice of Claim") shall be delivered in writing and shall contain the following information:

         (a) a good faith estimate of the reasonably foreseeable amount of the claimed Loss; and

         (b) a brief description of the facts, circumstances or events giving rise to the claimed Loss.

         11.05. RESOLUTION OF NOTICE OF CLAIM.

         (a) Any Notice of Claim received by Seller or the Stockholder Representative will be resolved as follows:

                  (i) In the event that the Seller or the Stockholder Representative, as the case may be, does not contest a Notice of Claim (or contests only a portion of the claim) in writing to the Buyer within ten (10) business days after such Notice of Claim is received by the Seller or the Stockholder Representative, the Buyer may, in its sole and absolute discretion, (i) promptly set off the amount of Loss of Buyer specified in the Notice of Claim (that is not contested) against any Additional Payment Amount owed by Buyer to Seller for any Earnout Period pursuant to Section 2.09 hereof and (ii) notify the Seller and the Stockholder Representative of such set off in writing, pursuant to this Agreement herein.

                  (ii) In the event that Seller or the Stockholder Representative gives written notice contesting all, or a portion of, a Notice of Claim to Buyer (a "Contested Claim") within the ten (10) day period provided above, Buyer shall not have the right to set off against any Additional Payment Amount for any Earnout Period pursuant to this Section 11.05 with respect to the contested portion of such Notice of Claim, and the Seller or the Stockholder Representative, as the case may be, and an officer of Buyer shall attempt to resolve the matter. All disputes regarding a Contested Claim under this Agreement shall be settled either by (i) mutual agreement of the parties, or (ii) by commencing arbitration procedures upon notice delivered to the other party (the "Arbitration Notice"). The party commencing arbitration shall be referred to herein as the "Initiating Party," and the party receiving such notice shall be referred to herein as the "Other Party." The Arbitration Notice shall state the name and address of an arbitrator (the "First Arbitrator") selected by the Initiating Party from the Panel of Complex Commercial Arbitrators (the "NPCA") maintained by the American Arbitration Association (the "AAA"). The Other Party shall promptly, but in any event within seven (7) days of the delivery of such notice (the "Selection Period"), deliver notice to the Initiating Party and the First Arbitrator stating the name and address of an arbitrator (the "Second Arbitrator") selected by the Other Party from the NPCA. The First Arbitrator and the Second Arbitrator shall select a third arbitrator (the "Third Arbitrator") mutually acceptable to them from the NPCA; provided, that if the First Arbitrator and the Second Arbitrator cannot agree on a mutually acceptable Third Arbitrator within seven (7) days of the end of the Selection Period or if the Other Party fails to deliver timely notice in accordance with the immediately preceding sentence, then the AAA shall appoint from the NPCA one or two additional arbitrators, as necessary, such that the total number of arbitrators shall be three (3). The arbitrators selected in accordance with the preceding provision (the "Panel") shall be empowered to, but only to, determine the extent of any Loss specified in the Notice of Claim. Each determination of the Panel shall be made in writing within seven (7) days after the initial hearing by a majority of the Panel (a "Determination"); provided, that if a majority of the Panel does not make a Determination within ninety (90) days of the Arbitration Notice, then the arbitration shall cease and the Panel shall be deemed to have made a Determination that the amount of the Loss is equal to the average of the two determinations which are closest to each other. Proceedings before the Panel shall be conducted in Boston, Massachusetts pursuant to the AAA Complex Commercial Arbitration Rules and the Expedited Procedures therein. Buyer, Seller and each Stockholder agree that the scope of such arbitration, and the sole authority of the panel, shall be as set forth above, and that the Panel shall have not authority to make any other determination or fashion any remedy or issue any relief. The arbitrator's award shall be final and binding on the parties hereto and enforceable in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by Buyer, Seller or the Stockholders, as the case may be, and each party shall pay its own legal costs. The parties agree that all claims and disputes arising out of or relating to Section 11.02 shall be resolved by the foregoing procedure. Buyer shall have the right to set-off against any Additional Payment Amount owed by Buyer to Seller for any Earnout Period pursuant to Section 2.09 hereof, in accordance with this Agreement.

                  (iii) Seller may contest all or a portion of a Notice of Claim based only on a good faith belief that all or such portion of the claimed Loss does not constitute a Loss for which Buyer is entitled to indemnification hereunder.

         (b) No waiver of a closing condition by Buyer shall limit its rights under Section 11.02.


                                  ARTICLES XII

                                   TERMINATION

         12.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (i) by mutual written agreement of Seller and Buyer;

                  (ii) by either Seller or Buyer if the Closing shall not have been consummated on or before June 30, 2001;

                  (iii) by either Seller or Buyer if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having solicitant jurisdiction; or

                  (iv) by Buyer, at any time, if it determines in its sole
              discretion through its due diligence review, that an event or condition exists that may have a Material Adverse Effect on the Business.

         The party desiring to terminate this Agreement pursuant to clauses
(ii), (iii) or (iv) shall give notice of such termination to the other party.

         12.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.04, 6.01, 12.02, 13.03 and 13.05 shall survive any termination hereof pursuant to Section 12.01.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.01. NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

         if to Buyer, to:

                  Paul K. McGrath, Chief Financial Officer
                  Atlantic Data Services, Inc.
                  One Batterymarch Park
                  Quincy, MA 02169
                  Telecopy:  (617) 689-1102


                  with a copy to:

                  Mitchell S. Bloom, Esq.
                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, MA 02110
                  Telecopy:  (617) 248-7100


         if to Seller, to:

                  Frank R. Fletcher, Chairman, CEO and President
                  c/o Cool Springs Associates Inc.
                  1749 Mallory Lane, Suite 100
                  Brentwood, TN 37027
                  Telecopy:  (615) 221-3399

                  with a copy to:

                  R. Alston Hamilton
                  Miller & Martin LLP
                  1200 One Nashville Place
                  150 4th Avenue, North
                  Nashville, TN 37219-2433
                  Telecopy: 615-256-8197
         if to the Stockholders, to the respective addresses listed on the signature pages hereto or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Any notice which is telexed or telecopied in the manner provided herein shall be conclusively presumed to have been duly given to the party to whom it is directed upon confirmation of such telex or telecopy. Any notice which is sent by reputable express overnight courier service in the manner provided herein shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business on the next day after the day it is deposited with such courier service.

         13.02. AMENDMENTS; NO WAIVERS.

         (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer, Seller and each Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         13.03. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

         13.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         13.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         13.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         13.07. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation that certain letter from Buyer to Seller and First Manhattan Consulting Group dated May 21, 2001. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor the Ancillary Agreements nor any provision hereof or thereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         13.08. BULK SALES LAWS. Seller and each Stockholder agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, Liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any state "bulk sales", "bulk transfer" or similar laws.

         13.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           BUYER:

                           ATLANTIC DATA SERVICES, INC.



                           By:  /s/ Robert W. Howe
                                -------------------------------------------
                                Name:  Robert W. Howe
                                Title: Chairman and Chief Executive Officer

                           SELLER:

                           COOL SPRINGS ASSOCIATES, INC d/b/a
                           EARNINGSINSIGHTS



                           By:  /s/ Frank R. Fletcher
                                -------------------------------------------
                                Name:  Frank R. Fletcher
                                Title: Chairman, CEO & President


                           STOCKHOLDERS:


                           FIRST MANHATTAN CONSULTING GROUP


                           By:  /s/ Robert J. Zizka
                                -------------------------------------------
                                Name:  Robert J. Zizka
                                Title: Managing Vice President

                                Address:  90 Park Avenue
                                New York, New York  10016

            [Counterpart Signature Page to Asset Purchase Agreement]



                                /s/ Frank R. Fletcher
                                -------------------------------------------
                                Frank R. Fletcher


                                /s/ Jay Y. Philips
                                -------------------------------------------
                                Jay Y. Philips


                                /s/ Lance Mattingly
                                -------------------------------------------
                                Lance Mattingly